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                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                             NINE MONTHS
                                                ENDED                           FOR THE YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30   ----------------------------------------------------------------
                                                 2004          2003         2002          2001         2000          1999
                                            -------------   ----------   ----------    ----------   -----------   ----------
                                                                               (IN THOUSANDS)
Loss from Continuing Operations Before
Income Taxes                                 $  (32,551)    $  (44,969)  $  (45,787)   $  (27,572)  $    (7,479)  $  (14,802)

Fixed Charges                                       159            225          242           393           459          524

                                             ----------     ----------   ----------    ----------   -----------   ----------
    EARNINGS AS DEFINED                      $  (32,392)    $  (44,744)  $  (45,545)   $  (27,179)  $    (7,020)  $  (14,278)
                                             ----------     ----------   ----------    ----------   -----------   ----------
 Fixed Charges:

      Interest Expense                       $      104     $       31   $        -    $        1   $       132   $      316

     Estimated Interest Component of
     Rent Expenses                                   55            194          242           392           327          208

                                             ----------     ----------   ----------    ----------   -----------   ----------
 TOTAL FIXED CHARGES                         $      159     $      225   $      242    $      393   $       459   $      524
                                             ----------     ----------   ----------    ----------   -----------   ----------

 RATIO OF EARNINGS TO FIXED CHARGES              Note 1         Note 1       Note 1        Note 1        Note 1       Note 1

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Note 1: Earnings, as defined, were insufficient to cover fixed charges by $32.6 million, $45.0 million, $45.8 million, $27.6 million, $7.5 million and $14.8 million for the nine-month period ended September 30, 2004 and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.